UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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HILL-ROM HOLDINGS, INC.

PROXY
STATEMENT

Annual Meeting of Shareholders

March 14, 2017
10:00 am (Central Time)
Chicago, Illinois

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 14, 2017

The Annual Meeting of Shareholders of Hill-Rom Holdings, Inc., an Indiana corporation (“Hill-Rom”), will be held at the following time and location, and for the following purposes:

Tuesday, March 14, 2017, at 10:00 a.m., Central time.

180 North Stetson Avenue, Two Prudential Plaza, Suite 1630, Chicago, Illinois 60601.

(1)	To elect ten members to the Board of Directors to serve one-year terms expiring at the 2018 annual meeting or until their successors are elected and qualified;
(2)	To consider and vote on a non-binding proposal to approve, on an advisory basis, the compensation of Hill-Rom’s named executive officers;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom for fiscal year 2017; and

(4)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

Only stockholders of record as of the close of business on January 9, 2017 are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the internet, by telephone, or via mail, as promptly as possible.

By Order of the Board of Directors

Deborah M. Rasin
Secretary
January 27, 2017

TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	6

PROPOSALS REQUIRING YOUR VOTE	10

Proposal No. 1 – Election of Directors	10
Proposal No. 2 – Non-Binding Vote on Executive Compensation	14
Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	15

CORPORATE GOVERNANCE	16

AUDIT COMMITTEE REPORT	20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

COMPENSATION DISCUSSION AND ANALYSIS	24

Compensation and Management Development Committee Report	24
Detailed Table of Contents for CD&A	24

COMPENSATION OF NAMED EXECUTIVE OFFICERS	39

DIRECTOR COMPENSATION	49

EQUITY COMPENSATION PLAN INFORMATION	51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52

Proxy Statement

This proxy statement relates to the solicitation by the Board of Directors (the “Board”) of Hill-Rom Holdings, Inc. (“Hill-Rom”, the “Company”, “we”, “us” or “our”), of proxies for use at the annual meeting of Hill-Rom’s shareholders (the “meeting”) to be held at 180 North Stetson Avenue, Two Prudential Plaza, Suite 1630, Chicago, Illinois 60601, on Tuesday, March 14, 2017, at 10:00 a.m., Central time, and at any adjournments of the meeting.  This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 27, 2017.

Executive Summary

This summary highlights selected information in this proxy statement.  Please review the entire proxy statement and the Hill-Rom 2016 Annual Report before voting.  This proxy statement and annual report to shareholders are available at www.proxyvote.com.

Key Fiscal 2016 Achievements

In fiscal year 2016, Hill-Rom:

•	Increased reported revenue by 34% as compared to fiscal year 2015.

•	Increased adjusted operating margin by 350 basis points to 15.3%.

•	Grew adjusted earnings per share (“EPS”) by 28% to $3.38.

•	Achieved a total stockholder return (“TSR”) of over 21%. Over the last three years, our TSR has outpaced the S&P 500 and the median of our TSR Peer Group (as defined later in this proxy statement).

•	Increased Hill-Rom’s dividend for the sixth consecutive year. In the last six fiscal years, Hill-Rom has returned over $569 million to shareholders through dividends and repurchases.

•
Successfully integrated Welch Allyn, which we acquired in September of 2015.  Welch Allyn’s leading position in point of care diagnostics and testing expanded our ability to help healthcare providers focus on patient care solutions that improve clinical and economic outcomes outside of hospitals and operating rooms worldwide.

•
Created new strategic partnerships including the exclusive global distribution agreement with Haldor Advanced Technologies, Ltd. to market its leading ORLocate® suite of products and technology, which is an innovative, inter-operable system that leverages radio frequency identification (RFID) technology to track, manage, and analyze sponges and surgical instruments during and post-surgical procedures, improving patient safety and operational efficiency for hospital customers.

•	Improved our cost competitiveness by further consolidating our global manufacturing network and initiating or completing several manufacturing facility closures.

•
Insourced significant supply chain functions, including the acquisition of Tridien Medical, a manufacturer and developer of support surfaces and patient positioning devices, during September of 2016, with the goal of further streamlining our supply chain operations.

•
Optimized our product portfolio with the divestiture of non-core products, including WatchChild, an integrated perinatal data management system, which, along with others contemplated for fiscal year 2017, allows us to direct resources, investment and focus to strategic, core growth platforms.

•
Invested in R&D capabilities to both advance the development of existing innovative products and service solutions and to commercialize a number of new products, including the Integrated Table Motion for the da Vinci® Xi® Surgical System in the United States in collaboration with Intuitive Surgical, which allows surgeons and anesthesiologists – for the first time – to make a comprehensive range of table adjustments easily and efficiently during da Vinci Surgery, Welch Allyn® RetinaVue™ 100 Imager, which is a breakthrough handheld technology that makes diabetic retinopathy screening simple and affordable for primary care settings, Welch Allyn Connex® Spot Monitor, which is an easy-to-use, full-color, touchscreen monitor that provides comprehensive and accurate patient vital signs (blood pressure measurement, pulse oximetry for assessing respiratory conditions, and thermometry) documentation using a single device, and VisiVestTM Airway Clearance System, which is a connected therapeutic solution for patients with chronic lung disease that may help inform decisions caregivers make for their patients, resulting in reduced risk of respiratory infections, hospitalizations and medical costs.

Voting Matters and Board Recommendations

Proposal	Recommendation of the Board	Page References
To elect ten (10) members to the Board of Directors, each for one year terms	FOR all nominees	10
To approve, on an advisory basis, the compensation of Hill-Rom’s named executive officers	FOR the proposal	14
To ratify the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm for fiscal year 2017	FOR ratification of the appointment	15

Additional important information about the meeting and voting can be found in the section entitled “General Information About the Annual Meeting and Voting” beginning on page 6.

Governance Highlights

Our Board believes that good corporate governance enhances shareholder value.  Our governance practices include:

Governance Practice	Description	For More Information
Director Independence	All of our directors, except our CEO, are independent	16
Non-Executive Chairman	We have a non-executive, independent Board chair	16
Director Attendance	Our directors attended on average 99% of Board and their respective committee meetings, and each attended more than 90% of the meetings of the Board and their respective committees	17
Annual Director Election/ Resignation Policy	Our directors are elected annually, and we have a resignation policy if a director fails to garner a majority of votes cast	8, 10
Executive Session	Our independent directors meet regularly in executive session	16
Independent Compensation Consultant	We have a fully independent compensation consultant	26

Executive Compensation Highlights

Hill-Rom’s compensation program is designed to align the compensation of each named executive officer (“NEOs” or “Named Executive Officers”) with Hill-Rom’s performance and the interests of our shareholders, and to provide the proper incentives to attract, retain and motivate key personnel in a clear, transparent manner.  In order to do this, we:

•	target the 50th percentile of compensation opportunity provided by companies with which we compete for executive talent;

•
provide an annual cash incentive award based on meaningful company performance metrics such as revenue, operating cash flow and adjusted earnings per share (as defined under the STIC Plan (as later defined in this proxy statement)), where applicable, and modified for individual performance; and

•
align long-term equity compensation with our shareholders’ interests by linking realizable pay with stock performance through a combination of performance stock units, restricted stock units, and stock options.

Our fiscal year 2016 Non-Binding Vote on Executive Compensation received support of 78% of our shareholders. During fiscal year 2016, Hill-Rom’s management increased shareholder outreach to better understand what influenced the vote.

The Compensation and Management Development Committee used this feedback in conjunction with current market trends and best practices presented by our independent compensation consultant to implement the following updates and improvements to our executive compensation program for fiscal year 2017:

Topic	Action	Rationale
Performance Measurement Period for Long-Term Incentives
Moved from measuring free cash flow performance over a 1-year period to a 3-year period in the PSU plan (as later defined in this proxy statement) (i.e., PSU payout can be reduced to zero based on 3-year free cash flow performance)
Consistent with current best practice to measure performance for all metrics (free cash flow and relative TSR) over a 3-year period for long-term incentives
Disclosure Regarding STIC Performance Goals
In the “Compensation Discussion and Analysis” section of this proxy statement, we introduce additional disclosure to explain the potential STIC Plan (as defined later in this proxy statement) payouts at threshold and maximum amounts based on the corresponding financial performance
Provides shareholders with additional clarity regarding our STIC design and is consistent with current best practices concerning disclosure of performance and incentive compensation
Change in Control Protections in Equity Awards	Strengthened the language across all agreements to reinforce equity awards only provide for double trigger change in control protection	Reinforces Hill-Rom’s intent to require a qualified termination in addition to a change in control event to accelerate equity vesting in relation to change in control

In summary, we compensate our NEOs as follows:

Component of Compensation	Form of Compensation	For More Information
Base Salary	Annual Cash Salary	32
Annual Cash Incentive	162(m) qualified plan	33
Long-Term Incentive Compensation	Performance Stock Units (50% of annual grant value) Restricted Stock Units (25% of annual grant value) Stock Options (25% of annual grant value)	34

We also adhere to several additional principles regarding executive compensation for our NEOs, which we believe highlight the strength of both our governance and our overall executive compensation program:

Executive Compensation Principle	Description	For More Information
Stock Ownership	We require significant stock ownership by our executive officers, including 6X base salary for our CEO	36
Clawback, Anti-Hedging and Anti- Pledging policies	We have clawback, anti-hedging and anti-pledging policies	37
No Single-Trigger Change in Control Agreements	We don’t have any single-trigger change in control agreements	38
At-Will Employment Agreements	Our executives all have at-will employment agreements	38
No Re-Pricing of Stock Options; No Buy-Back of Equity Grants	We don’t re-price stock options or buy-back equity grants	37
No Gross-Ups for 280G Excise Taxes Related to Change in Control Agreements	We don’t provide gross-ups for 280G excise taxes related to change in control agreements	38

General Information About the Meeting and Voting

1.	Who may vote?

Shareholders holding shares of Hill-Rom common stock as of the close of business on January 9, 2017 (the “record date”) are entitled to vote at the meeting.  At the close of business on the record date, there were 65,340,355 shares of common stock outstanding and entitled to vote at the meeting.  Common stock is the only class of stock outstanding and entitled to vote. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the meeting.

2.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can elect to receive all future proxy statements, proxy cards and annual reports electronically.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, or go to https://enroll.icsdelivery.com/hrc. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

3.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. See Question 6 “How do I vote?” for more information on how to vote.

4.	How can I access the proxy materials over the internet?

You can view the proxy materials for the annual meeting on the internet at www.proxyvote.com. Please have your 12-digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at http://ir.hill-rom.com.

5.	How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the non-binding approval of the compensation of Hill-Rom’s NEOs; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

6.	How do I vote?

You may vote by any of the following methods:

•
By Telephone or Internet — You may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card and mailing it in the enclosed envelope if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions provided by your broker, trustee or nominee.

•	In Person at the Annual Meeting — You may vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

7.	If I voted by telephone or internet and received a proxy card in the mail, do I need to return my proxy card?

No.

8.	Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the annual meeting by the following methods:

•	voting at a later time by telephone or internet (up to 11:59 p.m. Eastern time on the day before the meeting),

•	writing our Corporate Secretary, Hill-Rom Holdings, Inc., 180 North Stetson Avenue, Two Prudential Plaza, Suite 4100, Chicago, Illinois 60601, or

•	giving notice of revocation to the Inspector of Election at the annual meeting.

If you are a street name shareholder and you voted by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

9.	What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board.

If you are a street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, they may not vote on the election of directors or the other proposals listed herein absent instructions from you.  Without your voting instructions, a “broker non-vote” will occur with respect to those other proposals.

10.	How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with our Amended and Restated Code of By-laws and Indiana law.  A broker non-vote or abstention will be counted towards a quorum, but will not be counted in the election of directors or the votes on any of the other proposals.

11.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum.  Broker non-votes and abstentions will be counted as represented at the meeting for purposes of determining whether a quorum is present.

12.	What happens if other matters come up at the annual meeting?

The matters described in the notice of annual meeting are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the persons named on the proxy card or voting instruction form will vote your shares according to their best judgment.

13.	Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

14.	Who can attend the annual meeting?

Admission to the annual meeting is limited to shareholders of Hill-Rom, persons holding validly executed proxies from shareholders who held Hill-Rom common stock on January 9, 2017, and invited guests of Hill-Rom.

In order to be admitted to the annual meeting in person, you should pre-register by contacting Hill-Rom’s Investor Relations department at investors@hill-rom.com, or in writing at Investor Relations, Hill-Rom Holdings, Inc., 180 N. Stetson Avenue Two Prudential Plaza, Suite 4100, Chicago, Illinois 60601, no later than March 6, 2017.  Additionally, proof of ownership of Hill-Rom stock must be shown at the door.  Failure to pre-register or to provide adequate proof that you were a shareholder on the record date may prevent you from being admitted to the annual meeting.  Please read the following rules carefully because they specify the documents that you must bring with you to the annual meeting in order to be admitted.

If you were a record holder of Hill-Rom common stock on January 9, 2017, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock on January 9, 2017, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hill-Rom common stock on January 9, 2017.

If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock on January 9, 2017,

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hill-Rom common stock on January 9, 2017.

15.          How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if such amount is less than a majority of the votes cast.  However, our Corporate Governance Standards provide that, prior to the meeting, director nominees shall submit a letter of resignation that is effective in the event such director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hill-Rom and its shareholders.

The non-binding proposal to approve the compensation of our NEOs and to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

16.	Who pays for the proxy solicitation related to the annual meeting?

We do.  In addition to sending you or making available to you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person.  You may also be solicited by means of press releases issued by Hill-Rom, postings on our website, and advertisements in periodicals.  None of our officers or employees will receive any extra compensation for soliciting you.  We have retained Innisfree M&A Incorporated to assist us in soliciting your proxy for an estimated fee of $10,000 plus reasonable out-of-pocket expenses. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.

17.	If I want to submit a shareholder proposal for the 2018 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2018 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Corporate Secretary of Hill-Rom at our registered offices in Chicago, Illinois no later than September 29, 2017, which is 120 days prior to the calendar anniversary of the mailing date of this proxy statement.

In addition, our Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Corporate Secretary of Hill-Rom at our registered offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than December 4, 2017 for the 2018 annual meeting of shareholders.  The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

18.	How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hard copy of proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K is also available on our website at http://ir.hill-rom.com.

19.	Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the conclusion of the annual meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the annual meeting.

Proposals Requiring Your Vote

Proposal No. 1 – Election of Directors

The Board currently consists of nine members, and the terms of all the directors expire at the upcoming meeting.  Eduardo Menascé informed the Board of his decision not to stand for reelection to the Board, and he is not nominated for re-election.  Two new director nominees, Mary Garrett and Nancy M. Schlichting, have been nominated for election to the Board at the meeting.  The shareholders will therefore elect ten members of the Board to serve one-year terms expiring at the 2018 annual meeting of shareholders.  Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation (other than broker non-votes) will be voted in favor of electing as directors the nominees listed below for the terms indicated.  If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

NOMINEES

Name	Age	Principal Occupation	Director Since
Rolf A. Classon	71	Chairman of the Board Hill-Rom	2002
John J. Greisch	61	President and Chief Executive Officer Hill-Rom	2010
William G. Dempsey	65	Retired Executive Vice President, Global Pharmaceuticals, Abbott Laboratories	2014
Stacy Enxing Seng	52	Retired President Vascular Therapies Covidien	2015
Mary Garrett*	58	Retired Vice President of Global Marketing of IBM	N/A
James R. Giertz	59	Executive Vice President, Strategy H.B. Fuller Company	2009
Charles E. Golden	70	Retired Executive Vice President and Chief Financial Officer Eli Lilly and Company	2002
William H. Kucheman	67	Retired Interim Chief Executive Officer Boston Scientific Corp.	2013
Ronald A. Malone	62	Retired Chief Executive Officer Gentiva Health Services, Inc.	2007
Nancy M. Schlichting*	62	Retired Chief Executive Officer Henry Ford Health System	N/A
* Ms. Garrett and Ms. Schlichting were recommended to the Board by third-party, independent search firms.

ROLF A. CLASSON

Mr. Classon became Chairman of the Board of Hill-Rom in 2006. He served as Interim President and Chief Executive Officer of Hill-Rom from May 2005 until March 2006 and as Vice Chairman of the Board from December 2003 until his election as Interim President and Chief Executive Officer.  From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1990, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon serves as a director of Fresenius Medical Care, Tecan Group and Catalent, Inc., and served as a director of Auxilium Pharmaceuticals, Inc. through January of 2015.

Mr. Classon has extensive experience in the health care industry, including positions in management and on the boards of several companies. His service as a senior officer in numerous international corporations brings an extensive breadth of knowledge and valuable insight to the Board.

JOHN J. GREISCH

Mr. Greisch was elected President & Chief Executive Officer of Hill-Rom effective January 8, 2010. Prior to that date, Mr. Greisch served as President International Operations for Baxter International, Inc., a position he held since 2006. During his seven-year tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of Baxter's BioScience division. Before his time with Baxter, he was President & CEO for FleetPride Corporation in Deerfield, Illinois, an independent after-market distribution company serving the transportation industry. Prior to his tenure at FleetPride, he held various positions at The Interlake Corporation in Lisle, Ill., a leading global engineered materials and industrial equipment supplier, including serving as President of the company's Materials Handling Group. Mr. Greisch currently serves on the Board of Directors for Actelion Ltd, and AdvaMed. Additionally, he is on the Board of Directors for Ann & Robert H. Lurie Children's Hospital of Chicago.

As the CEO of Hill-Rom, Mr. Greisch brings valuable multinational experience with multiple roles in a major public healthcare company, including as Chief Financial Officer, as well as operational insights and business knowledge to the Board.

WILLIAM G. DEMPSEY

Mr. Dempsey has served as a director of Hill-Rom since 2014.  Mr. Dempsey previously held various executive positions with Abbott Laboratories from 1982 until 2007, including, Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999.  He currently serves as a director of Landauer Inc. and Ashland, Inc. (where he serves on the audit, environmental, health and safety, and quality committees), and was previously on the boards of MDS, Inc. through 2011, Nordion, Inc. through 2014 and Hospira, Inc., through 2015. He has previously served as a member of the Salvation Army Advisory Board in Chicago, as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies.  He is a member of the Board of Trustees for the Guadalupe Center in Immokalee, Florida.

Mr. Dempsey has extensive experience in the health care industry, including positions in management and on the boards of several companies.  In addition, his international operations experience and his service as a senior officer at a large company makes him highly qualified to serve on the Board.

STACY ENXING SENG

Ms. Enxing Seng has served as director of Hill-Rom since 2015.  She is the former President, Peripheral Vascular of Covidien from 2012 to 2014.  Prior to that, she was President, Vascular Therapies, of Covidien from 2010 to 2012.  Ms. Enxing Seng joined Covidien in 2010 through the $2.6B acquisition of ev3 Incorporated, where she was a founding member and executive officer responsible for leading their Peripheral Vascular division from 2001 to 2010.  Prior to that, she held positions of increasing responsibility with SCIMED, Boston Scientific, American Hospital Supply and Baxter.  Ms. Enxing Seng currently is a Venture Partner with Lightstone Venture Capital and serves on the boards of Sonova Holding AG, Solace Therapeutics, and Spirox, Inc., and was formerly on the boards of FIRE 1 Medical Incubator and CV Ingenuity.

Ms. Enxing Seng has broad experience as a former senior executive responsible for a world-wide business unit of a major medical device company.  In addition, she has significant experience as a co-founder of a successful medical device start-up.  Her operational experience at a large medical device company, combined with her broad scope experience gained from her role as a co-founder of a medical device company, provide the Board with valuable insights across marketing, sales, innovation and a variety of other medical device related areas.

MARY GARRETT

Ms. Garrett most recently led Global Marketing for IBM Corporation, a leading global provider of technology products and services, from 2009 until her retirement in December 2015.  She joined IBM in 1981 as an electrical engineer and went on to serve in a number of senior roles including: Partnership Executive for Memorial Sloan Kettering, Vice President, Small and Medium Business for Global Technology Services, Vice President of Marketing for Global Technology Services, and Vice President of Marketing for eBusiness Hosting.  Ms. Garrett currently serves as a board member and on the audit committee for Ethan Allen Interiors, Inc. She is an active mentor in W.O.M.E.N. in America, a professional development group aimed at advancing promising professional women, and is also on the board of the American Marketing Association, serving as Chair-elect.

Ms. Garrett has extensive experience in the technology industry, including digital transformation, big data and cognitive analytics, cybersecurity, and cloud computing.  In addition, her broad international background, marketing expertise, and business leadership experience, as well as experience as a public company director make her highly qualified to serve on the Board.

JAMES R. GIERTZ

Mr. Giertz has served as a director of Hill-Rom since 2009. He was Executive Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota from March 2008 until April 2016.  He is currently Executive Vice President, Strategy, for H.B. Fuller Company.  Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer and, for several months in 2007 a director, of Residential Capital, LLC, one of the largest originators, servicers and securitizers of home loans in the United States.  Prior to that, he was Senior Vice President of the Industrial Products division, and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts.  In addition, Mr. Giertz served as assistant treasurer of the parent company at General Motors, and also held several international treasury positions in Canada and Europe. Mr. Giertz also serves on the Board of the Junior Achievement of the Upper Midwest and the Board of Regents of Concordia University of St. Paul.

Mr. Giertz has extensive experience in financial statement preparation and accounting, and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international experience is a valuable asset to the Board.

CHARLES E. GOLDEN

Mr. Golden has served as director of Hill-Rom since 2002. He served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the board of Eaton Corporation PLC, and was formerly on the boards of Unilever NV/PLC through 2014. He also serves as a director of the Lilly Endowment and Indiana University Health.

Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His significant financial healthcare experience brings valuable financial and operations rigor and insight to the Board.

WILLIAM H. KUCHEMAN

Mr. Kucheman has served as a director of Hill-Rom since 2013.  He previously served as interim Chief Executive Officer for Boston Scientific Corp.  Before being named interim CEO in October 2011, he was Executive Vice President and President of the Cardiology, Rhythm and Vascular (CRV) Group of Boston Scientific.  He joined the company in 1995 as a result of Boston Scientific’s acquisition of SCIMED Life Systems, Inc., becoming Senior Vice President of Marketing.  In this role, Mr. Kucheman was responsible for global marketing. He has served on several industry boards, including the board of directors of the Global Health Exchange and on the boards of several non-public companies.

Mr. Kucheman’s executive experience with invasive medical devices, including FDA regulation, commercialization process, government reimbursement, and clinical marketing, makes him highly qualified to serve on the Board.

RONALD A. MALONE

Mr. Malone has served as a director of Hill-Rom since 2007. He served as Chairman of the Board of Gentiva Health Services from 2002 to 2011, as Chief Executive Officer from 2002 through 2008, and as a director through 2012.  He joined Gentiva in 2000 as Executive Vice President and President of Gentiva’s Home Health Division.  Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada.  He is a director of Capital Senior Living, Inc., a former director of the National Association for Home Care & Hospice and a former director and chairman of the Alliance for Home Health Quality and Innovation.

Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies.  In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

NANCY M. SCHLICHTING

Ms. Schlichting is the retired President and Chief Executive officer of Henry Ford Health System (“HFHS”) in Detroit, Michigan, serving in this role from June, 2003 to January, 2017.  She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer, and was promoted to Executive Vice President and Chief Operating Officer (1999-2003), and President and Chief Executive Officer of HFHS (2001-2003). She currently serves as a director of Walgreens Boots Alliance (11 years of Board service, chair of Compensation Committee and member of Audit Committee), a member of the Board of Managers of Ardent Health Services, and a trustee of Kresge Foundation (chair of Compensation Committee and member of Audit Committee), Duke University Health System, and the Detroit Symphony Orchestra.

Ms. Schlichting's career in healthcare administration spans more than 35 years in senior-level executive roles.  She is credited with leading HFHS through a dramatic financial turnaround, and for award-winning customer service, quality and diversity initiatives, including HFHS being the recipient of the 2011 Malcolm Baldrige National Quality Award.  Her significant healthcare leadership background, and her comprehensive knowledge of finance and accounting gained by education, experience and service on audit committees for more than a decade provide the Board with additional depth and invaluable insights.

Proposal No. 2 – Non-Binding Vote on Executive Compensation

We hold an annual non-binding vote on Executive Compensation each year.  Accordingly, we are presenting to our shareholders the following resolution for their annual vote (on a non-binding basis):

“RESOLVED, that the shareholders of Hill-Rom Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs and the overall compensation policies and procedures employed by Hill-Rom, disclosed pursuant to Item 402 of the SEC’s Regulation S-K, and described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement.”

As described under “Compensation Discussion and Analysis” beginning on page 24, our philosophy in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company’s success, while aligning compensation with the interests of our shareholders and ensuring accountability and transparency.  Consistent with the philosophy, a significant majority of the total compensation opportunity for each of our NEOs is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis.

Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2017.  Representatives from PwC will be present at the annual meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services should not exceed the total of audit and audit related fees.  During fiscal 2016, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the years ended September 30, 2015 and 2016, and fees billed for other services rendered by PwC during those periods.

	2015	2016
Audit Fees (1)	$3,618,840	$4,138,800
Audit-Related Fees (2)	$6,100	$ 0
Tax Fees (3)	$688,268	$639,000
All Other Fees (4)	$122,000	$32,000
Total	$4,435,208	$4,809,800

1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, SEC releases, acquisition accounting, statutory audits of foreign entities, and accounting for unusual transactions.

2)
Audit-Related Fees were billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including attestation services that are not required by statute or regulation.

3)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

4)	All Other Fees were fees billed by PwC for all other products and services provided to us.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

Corporate Governance

Board Leadership

The Board is currently led by our non-executive independent Chair, Mr. Classon. The Board has determined that the leadership of the Board is best conducted by an independent Chair. This allows the Chair to provide overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Greisch, provides leadership with respect to the day-to-day management and operation of our business.  We believe the separation of the offices allows Mr. Classon to focus on managing Board matters and allows Mr. Greisch to focus on managing our business.  In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role.

Executive sessions (meetings of independent directors without management present) are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chair generally presides at executive sessions of non-management directors.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hill-Rom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management review their organizations and present their long-range strategic plans to the Board, and at the start of each fiscal year, the Board reviews and approves the Company’s operating plan and budget for the next year.

A fundamental part of setting Hill-Rom’s business strategy is the assessment of the risks Hill-Rom faces and how they are managed. The Board oversees risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks. In addition, each of the Board, the Nominating/Corporate Governance, and Audit Committees meet regularly throughout the year with our financial and treasury management teams and with our Chief Compliance Officer, Vice President, Internal Audit and Chief Legal Officer to assess the strategic, operational, financial, legal and compliance risks throughout our businesses and to review our insurance and other risk management programs and policies.  These regular meetings enable the Board to exercise its ultimate oversight responsibility for Hill-Rom’s risk management processes.

In addition, the Compensation and Management Development Committee assesses Hill-Rom’s compensation structure on a regular basis to appropriately align risks and incentives for our executive management.  See “Compensation Discussion and Analysis” at page 24 for additional information.

Communications with Directors

Shareholders of Hill-Rom and other interested persons may communicate with the Chair of the Board, the chairs of the committees of the Board, or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com.  The email should specify the intended recipient.

Director Attendance at Annual Meeting

Hill-Rom does not have a formal policy regarding director attendance at its annual meetings of shareholders, but Hill-Rom’s directors generally do attend the annual meetings.  The Chair of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders.  All continuing members of the Board at the time of our 2016 annual meeting of shareholders attended that meeting in person.

Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards that provide the framework for the effective functioning of the Board.  In addition, the Board has adopted a Global Code of Conduct that applies to everyone who conducts business for and with Hill-Rom including all directors, officers, other employees of Hill-Rom, suppliers and other business partners, and which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board reviewed the Global Code of Conduct during the fiscal year 2016 and did not recommend any changes.  Both the Corporate Governance Standards and the Global Code of Conduct are available via the Investor Relations section of the Company’s website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Board determines the independence for each member of the Board based on an annual evaluation performed and recommendations made by the Nominating/Corporate Governance Committee, consistent with the applicable rules of the New York Stock Exchange (“NYSE”).

Based on these standards and all relevant facts and circumstances, the Board has determined that each current member of the Board and each nominee for the Board is independent, with the exception of John J. Greisch, who is not independent.

Transactions with Related Persons

The Corporate Governance Standards require that all newly proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee.  The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

Meetings, Committees and Position Specifications of the Board of Directors

During the fiscal year ended September 30, 2016, the Board held six meetings.  During this period, no incumbent member of the Board attended fewer than 90% of the aggregate number of meetings of the full Board and the meetings of the committees on which he or she served, and our directors attended an average of 99% of the meetings of the Board and committees on which they served. The Board has adopted position specifications applicable to members and nominees.  The specifications provide, in general, that a candidate must be of sound character, be an expert in his or her chosen field, be knowledgeable of Hill-Rom’s business (or be willing to become so) and have experience as an overseer of, and advisor to, senior management.  In addition, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

The following table shows the current composition of the committees of the Board, all of which operate pursuant to written charters:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation and Management Development Committee	Mergers and Acquisitions Committee
Rolf A. Classon (Board Chair) (I)		C		C
John J. Greisch				✓
William G. Dempsey (I)			✓
Stacy Enxing Seng (I)			✓
James R. Giertz (I)			✓
Charles E. Golden (I)	C	✓		✓
William H. Kucheman (I)	✓			✓
Ronald A. Malone (I)		✓	C	✓
Eduardo R. Menascé (I)*	✓
Number of Meetings in fiscal year 2016	9	6	6	2
I = Independent Director
C = Committee Chair
*  Mr. Menascé informed the Board of his decision not to stand for reelection to the Board.

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and controls, and legal, regulatory and ethical compliance.  It regularly reviews Hill-Rom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics, and internal and external audit processes.   Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board of Directors has determined that each of Messrs. Golden, Kucheman, and Menascé is an “audit committee financial expert” as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in a way that is internally equitable and externally competitive.  The Compensation and Management Development Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards, and identifying and evaluating candidates for the Board.  In identifying and evaluating candidates for the Board, the Nominating/Corporate Governance Committee considers each candidate’s experience, integrity, background and skills as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board. Although we do not have a formal policy with regard to the consideration of diversity in identifying director candidates, the Board believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.  The Nominating/Corporate Governance Committee also assists the Audit Committee with Hill-Rom’s non-financial compliance oversight.

The Mergers and Acquisitions Committee assists the Board in reviewing and assessing potential mergers, acquisitions, divestitures and other similar strategic transactions and meets on an ad hoc basis.

Nomination of Directors for Election by Shareholders

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “Communications with Directors” and should be accompanied by substantially the same types of information as are required under Hill-Rom’s Code of By-laws for shareholder nominees.

Hill-Rom’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board.   To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Corporate Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Corporate Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Compensation and Management Development Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2016, the following directors served on the Compensation and Management Development Committee:  Ronald A. Malone, William G. Dempsey, Stacy Enxing Seng and James R. Giertz.  The Compensation and Management Development Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hill-Rom’s Corporate Governance Standards, Global Code of Conduct and Board committee charters are available at http://ir.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations department.  Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer and Chair of the Board and its committees, and other members of the Board.

Audit Committee Report

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee under NYSE listing standards and SEC audit committee structure and membership requirements) and operates in accordance with a written charter adopted by the Board. The Board has determined that each of Messrs. Golden, Kucheman and Menascé is an "audit committee financial expert" as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

Management is responsible for Hill-Rom’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon.  The Audit Committee has the responsibility to monitor and oversee these processes.

The Audit Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and Hill-Rom’s outside independent registered public accounting firm. The Audit Committee also pre-approves all audit and non-audit services to be performed by the outside independent registered public accounting firm.   The Audit Committee evaluates the performance of the independent registered public accounting firm, including senior audit engagement team members, on an annual basis and determines whether to reengage the current firm or consider other audit firms.  In doing so, the Audit Committee considers the quality and efficiency of the services provided, global capabilities and technical expertise, knowledge of the Company’s global operations and industry and the effectiveness of their communications in providing value-added advice, insights and candid feedback on risks, controls and compliance matters.  The Audit Committee also considers the impact of changing firms when assessing whether to retain the current independent registered public accounting firm.  Based on our evaluation, the Audit Committee believes that it is in the best interests of the shareholders to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as Hill-Rom’s outside independent registered public accounting firm for fiscal 2017. PwC has been the independent registered public accounting firm used by Hill-Rom since 1985.

In accordance with SEC rules, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide service to any company.  For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years.  The process for selection of Hill-Rom’s lead audit partner pursuant to this policy involves meetings between members of the Audit Committee and the candidates, as well as discussion and evaluation by the full Audit Committee and with Hill-Rom management.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.  Management represented to the Audit Committee that Hill-Rom’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Audit Committee matters required to be discussed by Auditing Standards No. 16.  Management and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, current developments and best practices for audit committees.

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB.  The Audit Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of Hill-Rom the certifications required to be given by such officers in connection with Hill-Rom’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee
Charles E. Golden (Chair)
Eduardo R. Menascé
William H. Kucheman

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of January 9, 2017 by:

•	each of our directors and our NEOs;

•	all of our directors and executive officers as a group; and

•	each person or entity that is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding.  Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.  None of the shares beneficially owned by our directors and executive officers are pledged as security.  The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from January 9, 2017, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from January 9, 2017.  Except as specified below, the business address of the persons listed is our headquarters, 180 N. Stetson Avenue, Two Prudential Plaza Suite 4100, Chicago, IL 60601.

Name of Beneficial Owner	Shares Owned Directly	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class
Directors and NEOs:
Rolf A. Classon	15,806	-	75,098	90,904	*
John J. Greisch	216,783	-	791,761	1,008,544	1.5%
William G. Dempsey	-	-	10,713	10,713	*
Stacy Enxing Seng	-	-	6,622	6,622	*
James R. Giertz	2,000	-	25,953	27,953	*
Charles E. Golden	6,464	-	58,482	64,946	*
William Kucheman	-	-	15,095	15,095	*
Ronald A. Malone	-	-	34,513	34,513	*
Eduardo R. Menascé	-	-	38,258	38,258	*
Deborah M. Rasin	-	-	3,795	3,795	*
Alton E. Shader	37,638	-	57,003	94,641	*
Carlyn D. Solomon (1)	12,297	-	-	12,297	*
Steven J. Strobel	-	-	14,922	14,922	*
All directors and executive officers as a group (13)	290,988	-	1,132,215	1,423,203	2.2%

(1)	Mr. Solomon left the Company in November of 2016.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class

Other 5% Beneficial Owners:

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,059,389(1)	6.2%

BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,335,694(2)	8.1%

* Less than 1% of the total shares outstanding.

(1)	This information is based solely on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016.

(2)	This information is based solely on the Schedule 13G/A filed by BlackRock Inc. with the SEC on November 30, 2016.

Compensation Discussion and Analysis

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

The Compensation and Management Development Committee

Ronald A. Malone (Chair)            James R. Giertz
Stacy Enxing Seng                         William G. Dempsey

Contents of the Compensation Discussion and Analysis

NEOs	25
Goals of Our Compensation Program	25
Role of the Compensation and Management Development Committee	25
Compensation Consultant	26
Peer Group and Survey Data	26
Shareholder Engagement After 2016 Advisory Vote and Actions Taken	28
Links Between Executive Compensation and Company Performance	28
CEO Compensation	29
3 Year TSR Graph	29
Components of Mr. Greisch’s Compensation	30
Performance-Based Pay	30
Target CEO Compensation Summary	30
Key Governance Features Relating to Executive Compensation	31
Elements of Executive Compensation	31
Base Salary	32
Annual Cash Incentives	33
Long-Term Equity Awards	34
Retirement and Change in Control Agreements	37
Other Personal Benefits	38
Employment Agreements	38
Risk Assessment	38

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes our compensation programs and how they apply to our NEOs, comprising:

John J. Greisch	President and Chief Executive Officer
Steven J. Strobel	Senior Vice President and Chief Financial Officer
Deborah M. Rasin	Senior Vice President, Chief Legal Officer and Corporate Secretary
Alton E. Shader	Senior Vice President and President Front Line Care
Carlyn D. Solomon*	Chief Operating Officer
* Mr. Solomon left the Company in November of 2016.

Goals of Our Compensation Program

Hill-Rom’s compensation program is designed to:

•	align management’s interests with those of shareholders over the short- and long-term;

•	motivate and incent employees to achieve superior results;

•	provide clear accountability and reward for producing results;

•	attract and retain superior talent; and

•	ensure simplicity and transparency in compensation policies and programs.

In aggregate, Hill-Rom’s compensation program targets the 50th percentile of compensation opportunity provided by companies with which Hill-Rom competes for executive talent.  Individual pay decisions are guided by the belief that the compensation of executive officers should be competitive with the market, be aligned with the performance of the Company on both a short-term and long-term basis, take into consideration individual performance of the executive and assist in retaining key executives critical to the Company’s long-term success.   Hill-Rom’s use of performance-based compensation means that, in any given year, total compensation can vary when pre-established business and/or personal targets and objectives are exceeded or are not achieved.  Accordingly, a significant portion of our executives’ compensation is at risk.

Role of the Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee (the “Compensation and Management Development Committee”) is charged with ensuring that Hill-Rom’s compensation programs meet the objectives outlined above.  In that role, the Compensation and Management Development Committee assists the Board in fulfilling its responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits which are internally equitable, externally competitive and advance the long term interests of the Company’s shareholders. The Compensation and Management Development Committee is also responsible to review and assess the talent development and succession management actions concerning the officers and key employees of the Company, administers Hill-Rom’s compensation plans and keeps the Board informed regarding executive compensation matters.  The Compensation and Management Development Committee, in consultation with Hill-Rom’s independent compensation consultant and the full Board, determines the compensation of the Chief Executive Officer.  The Chief Executive Officer makes recommendations to the Compensation and Management Development Committee regarding the compensation of the senior executive team, including Hill-Rom’s other NEOs.  From time to time, Hill-Rom management also provides recommendations regarding changes to the elements and structure of Hill-Rom’s compensation program.

The Compensation and Management Development Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.

Compensation Consultant

The Compensation and Management Development Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and to provide the Compensation and Management Development Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices.  During fiscal year 2016, the Compensation and Management Development Committee used Exequity LLP as its executive compensation consulting firm.  Exequity LLP has been asked by the Compensation and Management Development Committee to provide guidance on compensation proposals, including changes to compensation levels, the design of incentive plans, as well as relevant information about market practices and trends.

Exequity LLP is an independent compensation consultant that provided no other services to Hill-Rom other than those services provided to the Compensation and Management Development Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)—(F) of the NYSE Listed Company Manual, the Compensation and Management Development Committee determined that Exequity LLP had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.

Peer Group and Survey Data

As one of several factors in considering approval of elements of Hill-Rom’s compensation programs, the Compensation and Management Development Committee compares Hill-Rom’s compensation programs and performance against an approved peer group of companies.  The compensation peer group (the “Compensation Peer Group”), which is periodically reviewed and updated by the Compensation and Management Development Committee, consists of companies that are similar in revenue (typically 0.5x to 2.5x Hill-Rom’s revenue) and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent.

For fiscal year 2016, the Compensation and Management Development Committee reviewed the Compensation Peer Group for appropriateness and made certain changes due to the change in Hill-Rom’s revenue size as a result of the acquisition of Welch Allyn Holdings, Inc. in September of 2015 as well as the result of merger and acquisition activity involving certain companies. The companies that made up the fiscal year 2016 Compensation Peer Group (the “Fiscal Year 2016 Compensation Peer Group”) are as follows:

Fiscal Year 2016 Compensation Peer Group (1)
Company	Revenue (2)
Bruker Corporation*	$ 1,809
C.R. Bard, Inc.	$ 3,324
The Cooper Companies	$ 1,718
DENTSPLY SIRONA, Inc.	$ 2,923
Edwards Lifesciences Corporation	$ 2,325
Halyard Health Inc.*	$ 1,672
Hologic, Inc.	$ 2,531
Intuitive Surgical, Inc.	$ 2,132
Laboratory Corporation of America Holdings*	$ 6,012
MEDNAX, Inc.	$ 2,439

Fiscal Year 2016 Compensation Peer Group (1)
Patterson Companies, Inc.*	$ 4,375
PerkinElmer, Inc.	$ 2,237
Quest Diagnostics Incorporated*	$ 7,435
St. Jude Medical, Inc.*	$ 5,622
STERIS plc	$ 1,850
Teleflex Incorporated	$ 1,840
Varian Medical Systems, Inc.	$ 3,050
Waters Corporation*	$ 1,989

75th Percentile	$ 3,255
Median	$ 2,382
25th Percentile	$ 1,885

Hill-Rom Holdings, Inc. (3)	$ 2,600
Percent Rank	60%

(1)
As previously stated, in light of our acquisition of Welch Allyn Holdings, Inc. in September of 2015 and an increase in the revenue size of the Company, and the result of merger and acquisition activity involving certain companies, as well as a further review by the Compensation and Management Development Committee and advice from Exequity LLP, the Compensation and Management Development Committee removed the following companies from the Fiscal Year 2016 Compensation Peer Group:  Alere, Inc., CareFusion Corp., Chemed Corp., Conmed Corp., Hospira, Inc., IDEXX Laboratories, Inc., Integra LifeSciences Holdings Corporation, Invacare Corporation, ResMed Inc., West Pharmaceutical Services, Inc., and Zimmer Holdings, Inc. and also removed  Sirona Dental Systems, Inc. as it merged with DENTSPLY International Inc. in February of 2016.

(2)	Peer company revenue as of the last completed fiscal year at the time the Fiscal Year 2016 Compensation Peer Group was approved.
(3)	Reflects the post-Welch Allyn Holdings, Inc. acquisition forecast known at the time the Fiscal Year 2016 Compensation Peer Group was approved.

*
New addition to the Fiscal Year 2016 Compensation Peer Group as a result of the acquisition of Welch Allyn Holdings, Inc. in September of 2015 and a corresponding increase in the revenue size of the Company.

In addition to compensation peer group data, the Compensation and Management Development Committee considers size-relevant survey data from a broad sample of companies from the life sciences industry and general industry.  The purpose of the survey data is to provide an additional market reference point to assist the Compensation and Management Development Committee in making compensation decisions.

Shareholder Engagement After 2016 Advisory Vote and Actions Taken

Our fiscal year 2016 Non-Binding Vote on Executive Compensation received support of 78% of our shareholders. During fiscal year 2016, the Compensation and Management Development Committee and Hill-Rom’s management increased shareholder outreach to better understand what influenced the vote.

The Compensation and Management Development Committee used this feedback in conjunction with current market trends and best practices presented by our independent compensation consultant to implement the following updates and improvements to our executive compensation program for fiscal year 2017:

Topic	Action	Rationale
Performance Measurement Period for Long-Term Incentives
Moved from measuring free cash flow performance over a 1-year period to a 3-year period in the PSU plan (as later defined in this proxy statement) (i.e., PSU payout can be reduced to zero based on 3-year free cash flow performance)
Consistent with current best practice to measure performance for all metrics (free cash flow and relative TSR) over a 3-year period for long-term incentives
Disclosure Regarding STIC Performance Goals	In this CD&A, we introduce additional disclosure to explain the potential STIC Plan payouts at threshold and maximum amounts based on the corresponding financial performance	Provides shareholders with additional clarity regarding our STIC design and is consistent with current best practices concerning disclosure of performance and incentive compensation
Change in Control Protections in Equity Awards	Strengthened the language across all agreements to reinforce equity awards only provide for double trigger change in control protection	Reinforces Hill-Rom’s intent to require a qualified termination in addition to a change in control event to accelerate equity vesting in relation to change in control

Links Between Executive Compensation and Company Performance

Overall, the Compensation and Management Development Committee believes the Company’s compensation policies and programs are effective, market-appropriate, and in line with shareholder expectations.

Key components of our compensation program link compensation and performance:

•	Executive compensation is comprised of (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.

•	The Compensation and Management Development Committee targets total compensation at the 50th percentile of compensation opportunity provided by our Fiscal Year 2016 Compensation Peer Group.

•
Our variable cash incentive award was based on three metrics in fiscal year 2016: revenue, adjusted earnings per share and operating cash flow.  For fiscal year 2017, our variable cash incentive award will continue to utilize revenue and adjusted earnings per share as metrics.  However, we have replaced operating cash flow as a metric with free cash flow as free cash flow is more comprehensive and aligns with the use of free cash flow as a metric under our long-term, equity-based awards program.

•
Our long-term, equity-based incentive awards program includes awards of performance share units (“PSUs”).  The PSUs awarded for fiscal year 2016 are based on one-year free cash flow performance for fiscal year 2016 and will be modified by relative TSR for the three-year performance period fiscal year 2016 – fiscal year 2018.  For fiscal year 2017, we have moved from measuring free cash flow performance over a one-year period to measuring free cash flow over the full three-year performance period.  The three-year free cash flow performance will continue to be modified by relative TSR for the three-year performance period.

•	As shown in the section below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk.

CEO Compensation

While the Compensation and Management Development Committee works to align the pay of all of our executives with the interests of our shareholders, the Compensation and Management Development Committee believes that it is especially important in the case of our Chief Executive Officer, John Greisch.  Accordingly, the Compensation and Management Development Committee has selected a mix of pay for Mr. Greisch which is weighted towards annual bonuses and long-term equity based compensation.

Approximately 85% of Mr. Greisch’s annual target total pay opportunity is performance-based, including almost 70% derived from long-term equity based awards.  The Compensation and Management Development Committee believes that it is critical that Mr. Greisch’s compensation is substantially related to shareholder return, thereby aligning his interests with those of the shareholders to enhance stockholder value.

The Compensation and Management Development Committee believes that it has successfully aligned Mr. Greisch’s compensation with stockholder returns. Hill-Rom’s TSR of 73.7% over the last three fiscal years was at the 64th percentile of our peer group used by the Compensation and Management Development Committee to assess and compare the Company’s TSR with the TSR of certain of our peers (the “TSR Peer Group”).  The TSR Peer Group utilized for comparing TSR under our long-term, equity-based incentive awards program is different than the compensation peer group described in the “Peer Group and Survey Data” section above.  The TSR Peer Group is described in the Long-term Equity Based Incentive (LTI) Awards” section. Because of this strong performance, the PSU grants awarded to Mr. Greisch for the fiscal year 2014 – fiscal year 2016 performance period vested on September 30, 2016 at a level of 123.1% of target achievement, again demonstrating pay for performance alignment in our compensation program.

Components of Mr. Greisch’s Compensation

The components of Mr. Greisch’s pay are as follows:

•	Base salary in 2016 of $1,030,000.

•
Fiscal year 2016 cash annual incentive payout of $1,156,792, as further explained on page 34, was paid out at a level of 102.1% of target.  This payout was in line with the performance targets under the annual incentive program, and was in excess of 100% of target due to the Company's strong performance in fiscal year 2016. As discussed later, the Compensation and Management Development Committee may modify an NEO’s target annual cash incentive award based on individual performance.  For Mr. Greisch, the Compensation and Management Development Committee chose not to modify his target annual cash incentive award despite exceptional individual performance.

•
A fiscal year 2016 long-term, equity-based incentive award with target value of $4,892,500, comprised of 50% PSUs, 25% stock options, and 25% restricted stock units (“RSUs”). This total long-term, equity-based award was determined by multiplying Mr. Greisch’s base compensation in fiscal year 2016 by his target award of 475%.

•
In fiscal year 2017, the Compensation and Management Development Committee increased Mr. Greisch’s base salary to $1,050,000 and his long-term, equity-based incentive target to 500% of his base salary. The Compensation and Management Development Committee based this change in Mr. Greisch’s long-term, equity-based incentive target on market data provided by Exequity LLP, and determined that this change was appropriate to continue to align Mr. Greisch’s incentives with long-term shareholder interests.

•	As shown in the section below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk.

Performance-Based Pay

The Compensation and Management Development Committee believes it is important to ensure that a meaningful portion of Mr. Greisch’s compensation is performance-based.  In fiscal year 2016, the majority of Mr. Greisch’s target total compensation was in the form of an annual cash incentive and long-term, equity-based incentives.  In fiscal year 2016 Mr. Greisch’s annual cash incentive comprised 16% of his target total compensation.  Along with 69% long-term, equity-based compensation at target, 85% of Mr. Greisch’s fiscal year 2016 total compensation target was at risk.

For fiscal year 2017, the changes made to Mr. Greisch’s target total compensation mentioned above resulted in a slightly greater percentage of compensation at risk (86%). The chart below details Mr. Greisch’s target performance-based total compensation for fiscal year 2016.

Total Percentage of Fiscal Year 2016 Target Compensation that is Performance-Based: 85%

Key Governance Features Relating to Executive Compensation

The Board has instituted a number of corporate governance features related to executive compensation, which are highlighted below and described more fully on pages 32 through 38 of this proxy statement.

What We Do	What We Don’t Do
We require significant stock ownership, including 6X base salary for our CEO, ensuring that executives are invested in Hill-Rom’s long-term success	We don’t re-price stock options or buy-back equity grants
We engage a fully independent compensation consultant	We don’t provide for single-trigger change in control in executive employment agreements
We have a 24-month clawback policy in place in the event of executive misconduct resulting in a material restatement in our financial statements	We don’t provide gross-ups for 280G excise taxes related to change in control agreements
Our executives have at-will employment agreements	We don’t allow executives to hedge or pledge their Hill-Rom stock under any circumstances
50% of our LTI program is comprised of PSUs which will now measure free cash flow performance, modified by relative TSR, over a 3-year period

Elements of Executive Compensation

The major components of Hill-Rom’s executive officer compensation are summarized below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive’s base level of responsibility, qualifications and contributions to the Company	Fixed compensation that is reviewed and, if appropriate, adjusted annually
Variable Annual Cash Incentive	Motivates our executives to achieve annual company objectives that the Board believes will drive long-term growth in shareholder value
This annual cash bonus is earned by achieving designated levels of operating cash flow, revenue and adjusted EPS; payouts may be adjusted for individual performance (in each case, as permitted under the STIC Plan (as later defined in this proxy statement))

Element	Purpose	Key Characteristics
Long-term, Equity-based Incentive – PSU Award	Motivates our executives by directly linking their compensation to the value of our stock relative to our peer group
The ultimate number of units earned at the end of the three-year performance period is based on free-cash flow at the end of year one, as adjusted by our three-year TSR as compared to our TSR Peer Group; for fiscal year 2017, we have replaced one-year free cash flow with three-year free cash flow

Long-term, Equity-based Incentive – RSU Award	Motivates our executives by tying compensation to long-term stock appreciation; additionally, the time-vesting nature of the awards helps enable executive retention	Long-term restricted stock units vest on a three-year cliff basis (other than certain sign-on awards)
Long-term, Equity-based Incentive - Stock Options	Motivates our executives by linking their compensation to appreciation in our stock price	Stock options vest 25% per year over a four-year period

Base Salary

Hill-Rom provides senior management a base salary that is competitive at a level consistent with their positions, skill levels, experience, and knowledge.  Base salary is intended to aid in the attraction and retention of talent in a competitive market and is targeted at the market median, although actual salaries may be higher or lower as a result of various factors, including those given above as well as individual performance, internal pay equity within Hill-Rom, length of service with Hill-Rom and the degree of difficulty in replacing the individual.

The base salaries of senior management are reviewed by the Compensation and Management Development Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility.  For fiscal year 2016, the Compensation and Management Development Committee granted the following increases which reflect its assessment of each of the NEO’s performance during the preceding year, as well as the consideration of market benchmarking for similarly placed executives:

Name	2015 Base Salary	2016 Base Salary	2016 Base Salary Increase
John J. Greisch	$1,000,000	$1,030,000	3.0%
Steven J. Strobel	$475,000	$489,000	3.0%
Deborah M. Rasin*	N/A	$450,000	N/A
Alton E. Shader	$450,000	$464,000	3.0%
Carlyn D. Solomon**	$600,000	$630,000	5.0%
*Ms. Rasin was not an employee of the Company in fiscal year 2015.
**Mr. Solomon left the Company in November of 2016.

Fiscal Year 2017 Changes to Base Salary.  Based on a review of the competitive market and individual performance, the Compensation and Management Development Committee approved salary increases of approximately 3% for Messrs. Strobel and Shader and Ms. Rasin, increasing their base salaries to $504,000, $478,000 and $464,000, respectively.   Mr. Greisch was awarded a salary increase of 1.94%, increasing his base salary to $1,050,000.

Annual Cash Incentives

Overview.  All NEOs participate in the annual cash incentive plan (the “Cash Incentive Plan”), which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.  The Cash Incentive Plan provides for a maximum award equal to 2.0% of our EBITDA (as adjusted pursuant to the terms of the Cash Incentive Plan) for our CEO and 1.0% for each other NEO.  However, in determining actual awards made under the Cash Incentive Plan, the Compensation and Management Development Committee has the discretion to, and has in the past, paid actual awards which are lower than the maximum awards.  The Compensation and Management Development Committee exercises this negative discretion by reference to the Company-wide Short-Term Incentive Compensation Plan (the “STIC Plan”), which is discussed herein.  The objective of the STIC Plan is to align the annual cash compensation of an executive to the annual performance of the Company on key financial metrics.

Each NEO receives a target award that is adjusted upwards or downwards based on achieving Company-wide financial performance targets and individual performance targets.

STIC Plan Payment Calculation.   The STIC Plan payment to any individual is calculated by multiplying (a) base salary by (b) STIC Plan target opportunity by (c) STIC Plan funding percentage by (d) the Individual Performance Modifier (the “Individual Performance Modifier”).

STIC Plan Funding Percentage.  Under the terms of the STIC Plan, the Compensation and Management Development Committee establishes a STIC Plan pool each year that is funded based upon the achievement of pre-established performance objectives.  The STIC Plan pool is generally funded at between 0% and 150% of aggregate target opportunities.

Individual Performance Modifier.  Under the terms of the STIC Plan, the Compensation and Management Development Committee may apply a modifier to an executive’s award based on the achievement of individual performance objectives.  The Individual Performance Modifier is generally assigned between 0% and 150% of the executive’s funded award.

For fiscal year 2016, the targets and achievements (in millions, except per share data) were as follows:

Fiscal Year 2016 STIC Plan Targets and Achievement Calculation ($ in Millions except EPS)
	Threshold	Target	Maximum	Weight	Achieved	Achievement
STIC Revenue*	$2,423	$2,692	$2,961	25%	$2,665	25%
STIC Adjusted EPS**	$2.64	$3.10	$3.57	50%	$3.17	51%
STIC Operating Cash Flow***	$247	$290	$334	25%	$302	26%
Percentage Payout	50%	100%	150%
STIC Plan Funding Percentage						102%
* Revenue as reported to investors was $2,655 million versus a STIC revenue of $2,665.  The difference between the reported numbers and the numbers used to calculate STIC relates to the impact of fluctuations in foreign exchange rates.
** Adjusted EPS as reported to investors was $3.38 versus a STIC Adjusted EPS of $3.17.  Adjusted EPS as reported to investors excludes the impact of strategic developments, acquisition and integration costs, special charges or other unusual events. The difference between the reported adjusted EPS and STIC Adjusted EPS relates to the exclusion for STIC Adjusted EPS of the benefit realized for the reinstatement of the Research and Development tax credit and the suspension of the Medical Device Tax in the US.
*** Operating Cash Flow as reported to investors was $281 million versus STIC Operating Cash Flow of $302 million.  The differences between the reported numbers and the numbers used to calculate STIC relates to the cash flow impact of a significant contribution to our pension plan and debt refinancing as well as the benefit realized for the reinstatement of the Research and Development tax credit and suspension of the Medical Device Tax in the US.

The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of Hill-Rom, the Compensation and Management Development Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.  Following the completion of fiscal year 2016, the Compensation and Management Development Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that based on our performance in fiscal year 2016, the aggregate STIC Funding Percentage was 102.1%, demonstrating significant pay for performance alignment.

For fiscal year 2016, the Compensation and Management Development Committee revised the STIC Plan target metrics to include Operating Cash Flow, along with Revenue and Adjusted EPS, both of which were used in fiscal year 2015.   The Compensation and Management Development Committee made this change to increase management’s focus on cash flow generation, which it deemed particularly important as a driver of shareholder value, especially in light of the change in Hill-Rom’s capital structure following the Welch Allyn acquisition in September of 2015.

STIC Target Opportunity and Fiscal Year 2016 Payouts. The following chart shows the fiscal year 2016 STIC Plan Target Opportunity and fiscal year 2016 STIC Plan Payout for each NEO.  The payouts reflect the Company performance of 102.1% of target plus the application of any Individual Performance Modifiers awarded.

Name	Fiscal Year 2016 Base Salary	Fiscal Year 2016 STIC Plan Target Opportunity as a % of Base Salary	Fiscal Year 2016 STIC Plan Target Opportunity	Fiscal Year 2016 STIC Plan Payout***
John J. Greisch	$ 1,030,000	110%	$ 1,133,000	$ 1,156,793
Steven J. Strobel	$ 489,000	75%	$ 366,750	$ 449,342
Deborah M. Rasin*	$ 337,500	60%	$ 202,500	$ 217,090
Alton E. Shader	$ 464,000	70%	$ 324,800	$ 464,269
Carlyn D. Solomon**	$ 630,000	80%	$ 504,000	$ 428,648
*Ms. Rasin joined the Company on January 1, 2016 and her base salary is prorated to her hire date for purposes of the STIC Plan payout.
**Mr. Solomon left the Company in November 2016.
*** The Individual Performance Modifiers applied by the Compensation and Management Development Committee were 100% for Mr. Greisch, 120% for Mr. Strobel, 105% for Ms. Rasin, 140% for Mr. Shader and 83% for Mr. Solomon.

Fiscal Year 2017 Changes to STIC Plan Target Opportunity.  The Compensation and Management Development Committee confirmed that the Fiscal Year 2016 STIC Plan Target Opportunities remain appropriate for all NEOs for Fiscal Year 2017.

Long-Term Equity Based Incentive (LTI) Awards

Overview:  Hill-Rom’s Stock Incentive Plan provides for the opportunity to grant stock options, Restricted Stock Units (RSUs), Performance Share Units (PSUs) and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make sound strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executive personnel.

Hill-Rom’s LTI program provides a portfolio approach to long-term incentives by providing:

•	Awards targeted to align with competitive market levels;

•	Payouts that correlate high performance with increased payouts and low performance with reduced payouts;

•	A mix of awards representative of typical market practice; and

•	Awards that support internal equity among Hill-Rom’s executives.

In addition, the Compensation and Management Development Committee considers the Stock Incentive Plan share usage rate, compensation expense, number of plan participants and potential aggregate target awards for participants when determining target award levels and the mix of long-term incentive awards.

Target LTI Opportunity and Fiscal Year 2016 Awards.   The following chart shows the fiscal year 2016 Target LTI Opportunity and Awards for each NEO.

Name	Fiscal Year 2016 Base Salary	Fiscal Year 2016 Target LTI Opportunity (as a % of Base Salary)	Fiscal Year 2016 Target LTI Award
John J. Greisch	$1,030,000	475%	$4,892,500
Steven J. Strobel	$489,000	225%	$1,100,250
Deborah M. Rasin*	$337,500	175%	N/A
Alton E. Shader	$464,000	175%	$812,000
Carlyn D. Solomon**	$630,000	300%	$1,890,000
*Ms. Rasin joined the Company on January 1, 2016 and her base salary is prorated to her hire date for purposes of the Target LTI Opportunity.
**Mr. Solomon left the Company in November of 2016.

Stock Options.  In fiscal year 2016, a stock option grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity.  Stock options vest in four equal annual installments.

RSUs.  In fiscal year 2016, an RSU grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity.  RSUs vest on a three-year cliff basis.

PSUs.  In fiscal year 2016, a PSU grant was made to each of the NEOs equal to 50% of the target long-term equity award opportunity.  These awards provide the opportunity to earn a predefined number of shares based on achievement of performance objectives during a three-year performance period.  The number of units earned can vary from no payout for below threshold performance to 225% of target for maximum performance.

Calculation of shares.  The dollar value of an LTI award at grant is converted to RSUs and PSUs based on the average closing price of Hill-Rom stock over a period of the 20 business days prior to the grant date.  A binomial stock option valuation model is used to calculate the number of stock options awarded.

For the PSU awards granted in fiscal year 2014, vesting was based on a one-year Adjusted Free Cash Flow measure modified by relative TSR over a three-year period, in each case, subject to a minimum percentage payout of 0% of target for below threshold performance, and a maximum percentage payout of 150% of target for maximum performance (or a total of 225% of target for maximum performance of both Adjusted Free Cash Flow and relative TSR).

•
From October 1, 2013 to September 30, 2014, Adjusted Free Cash Flow achieved $174 million compared to a target performance of $180 million.  Accordingly, the fiscal year 2014 Free Cash Flow measure resulted in a 96.5% achievement of target units against the plan.

•
From October 1, 2013 to September 30, 2016, holders of Hill-Rom’s common stock achieved a TSR at the 64th percentile of the TSR Peer Group, compared to a target performance of the 50th percentile.  Accordingly, the TSR modifier resulted in achievement of 127.6% of the performance target.

•
The Adjusted Free Cash Flow performance of 96.5% was modified by the TSR performance of 127.6% resulting in an overall payout of 123.1% of the target award amount. Accordingly, fiscal year 2014 PSU grants vested on September 30, 2016 at a level of 123.1% of the target award amount, again demonstrating pay for performance alignment in our compensation program.

Performance Period	Date Performance Measured	Measure	Threshold (% to Target Payout)	Target (% to Target Payout)	Maximum (% to Target Payout)	Achieved	% of Measure Target	% of Target Payout
FY 2014 – FY 2016	Sept 30 2014	Free Cash Flow*	$153M (50%)	$180M (100%)	$207M (150%)	$174M	96.5%	123.1%
	Sept 30 2016	Relative TSR	0 - 25% (50%)	50% (100%)	75% (150%)	63.8%	127.6%
* Free Cash Flow as reported to investors was $148 million versus PSU Free Cash Flow of $174 million.  The differences between the reported numbers and the numbers used to calculate the PSU Free Cash Flow relates to the impact of acquisition and integration costs, special charges, legislative changes and other unusual events.

Under the fiscal year 2014 – fiscal year 2016 PSU program, Mr. Greisch earned 57,190 shares of stock and Mr. Shader earned 12,000 shares of stock.  Ms. Rasin and Messrs. Solomon and Strobel were not employed by the Company at the time the fiscal year 2014 PSU award was granted.

The PSUs granted in fiscal year 2015 and fiscal year 2016 also vest based on a one-year Free Cash Flow measure modified by TSR over a three-year period.  Beginning with the fiscal year 2017 PSU award, the one-year Free Cash Flow measure will be replaced by a three-year Free Cash Flow measure.  This change means that payouts are subject to reduction to zero for the full three-year performance period.

The TSR Peer Group used for the PSUs granted in each of fiscal year 2015 and fiscal year 2016 includes the companies in the Compensation Peer Group as well as the companies that comprised the former Morgan Stanley Healthcare Products Index (HCPI) at the time it was delisted in 2015.

Fiscal Year 2017 Changes to LTI Target Opportunity:  The Compensation and Management Development Committee confirmed that the fiscal year 2016 LTI Target Opportunities remain appropriate for all NEOs in fiscal year 2017 except for Mr. Strobel, whose target opportunity was increased to 250% of base salary and Mr. Greisch, whose target opportunity was increased to 500% of base salary, based on the results of compensation benchmarking performed by the Compensation and Management Development Committee’s consultant.

Share Ownership Guidelines.  In order to align the interests of executives to the long-term performance of the Company, executive officers are required to own a certain amount of Hill-Rom stock within five years of joining the Company.  The ownership requirements are as follows:

Stock Ownership Guidelines
Executive Officer	Multiple of Annual Salary
CEO	6x
COO	4x
CFO	3x
Senior Vice President	2x
Vice President who (1) reports to the CEO, or (2) is a Section 16 reporting officer	1x

Shares owned outright and RSUs count toward the required ownership level.  This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.  Four of our five NEOs (including Mr. Greisch) have achieved their required ownership levels, and the fifth NEO (who is on track to meet the required ownership level) has not been with the Company for more than five years, and therefore is not required to meet these guidelines until such NEO’s five-year anniversary with the Company.

Hill-Rom’s Executive Compensation Recoupment Policy.  Under our Executive Compensation Recoupment Policy, the Compensation and Management Development Committee can recoup from executive officers all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Executive Compensation Recoupment Policy gives the Compensation and Management Development Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Timing of Equity Grants.  We generally make all equity grants to our executives on an annual basis (except in the case of a new hire or promotion), and these grants have historically been made at our November Board meeting, which is held approximately two weeks after the release of our fiscal year-end financial results.

Anti-Hedging/Anti-Pledging Policy.  Hill-Rom has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions.   Consequently, no officer or director may enter into a hedge or pledge of Hill-Rom stock.

Re-pricing and Buybacks.  With respect to each of our NEOs, Hill-Rom does not re-price options, nor does it buy back shares (other than shares acquired by the Company at fair market value to cover tax withholding and option exercise).

Retirement and Change in Control Agreements

Overview.  Hill-Rom believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control.  Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distraction.  We also believe that these benefits are at market levels and competitive with those of other comparable companies.  In addition to our Company-wide retirement programs (including our 401(k) and our pension plan, which has stopped taking new entrants), we have several other post-employment benefit programs in place.

Normal Retirement Guidelines.  Executives who are at least 55 years of age and with 5 years’ length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation and Management Development Committee.  The following is allowed upon retirement:

•	accelerated vesting of outstanding time-based RSUs and stock options which have been held for at least one year prior to retirement;

•	partial vesting of outstanding PSUs which have been held for at least one year prior to retirement, based on achievement of performance objectives during the full performance period; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.

Changes to Retirement Guidelines:  With respect to executives hired on or after August 1, 2016, the Compensation and Management Development Committee changed the definition of retirement to the attainment of age 55 and the completion of 10 years of service.  Furthermore, for equity awards granted beginning with fiscal year 2017, the Compensation and Management Development Committee changed the provision providing for vesting of equity awards upon retirement so that all equity awards granted within one year of retirement will now vest on a pro-rated basis.

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation and Management Development Committee whose retirement benefits under our pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986.

Change in Control Agreements.  Hill-Rom has a change in control agreement in place with each NEO.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs.  Moreover, they do not contain any 280G gross-up provisions.  They are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction.  For information on the potential payments to executives on a change in control, see “Potential Payments Upon Termination or Change in Control” on page 45.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives.  Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.  None of our NEOs receive any excise tax or perquisite tax gross-ups, other than for reasonable relocation costs and housing allowance, as applicable.

Employment Agreements

We have entered into an employment agreement with each of our NEOs.  We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information.  Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees.  The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate.  The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement. See “Potential Payments Upon Termination or Change in Control” on page 45 for further information regarding payments due upon termination. The employment agreements also contain non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.

Risk Assessment of Compensation Policies and Practices

Assisted by its compensation consultant, the Compensation and Management Development Committee reviewed our material compensation policies and practices applicable to our employees and executive officers.  It concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.  Key features of the compensation program supporting this conclusion include:

•	appropriate pay philosophy, peer group and market positioning,

•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion,

•	compensation programs designed to avoid excessive risk-taking, and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

Compensation of Named Executive Officers

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2016, 2015, and 2014 for our NEOs.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards (1)	Awards (2)	Comp. (3)	Comp. (4)	Total
JOHN J. GREISCH	2016	$1,065,000	None	$3,550,162	$1,197,776	$1,156,793	$228,353	$7,198,084
President and Chief Executive Officer,	2015	$994,615	None	$5,778,430	$1,148,314	$1,123,100	$207,236	$9,251,695
Member of the Board of Directors	2014	$961,923	None	$5,187,933	$963,908	$774,895	$197,226	$8,085,885

STEVEN J. STROBEL (5)	2016	$505,654	None	$718,584	$242,435	$449,342	$80,337	$1,966,352
Senior Vice President and	2015	$420,192	None	$853,493	$272,725	$263,880	$75,912	$1,886,202
Chief Financial Officer

DEBORAH M. RASIN (6)(7)	2016	$337,500	$750,000	$1,367,532	$196,885	$217,090	$142,995	$3,012,002
Senior Vice President,
Chief Legal Officer and Secretary

ALTON E. SHADER	2016	$479,692	None	$648,199	$218,671	$464,269	$229,088	$2,039,920
Senior Vice President and	2015	$431,191	None	$1,203,848	$220,832	$402,019	$84,276	$2,342,166
President, Front Line Care	2014	$418,357	None	$1,068,911	$202,249	$204,006	$51,247	$1,944,770

CARLYN D. SOLOMON (8)	2016	$649,615	$0	$1,577,127	$532,112	$428,648	$101,884	$3,289,386
Chief Operating Officer	2015	$507,692	$806,250	$3,937,368	$459,328	$532,039	$152,353	$6,395,030

(1)
The amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during fiscal 2016, 2015 and 2014 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2016. The table below provides further information regarding the components of the stock awards granted during fiscal 2016.

(2)
The amounts in this column represent the grant date fair value of time-based stock options granted during the applicable fiscal years, excluding the reduction for risk of forfeiture. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(3)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our 162(m) Incentive Plan.

(4)	Please refer to the “All Other Compensation” table below for further information.

(5)	Mr. Strobel was elected Senior Vice President and Chief Financial Officer effective December 1, 2014.

(6)
In 2016, Ms. Rasin received a one-time sign-on award comprised of cash and RSUs upon commencement of her employment to compensate her for the bonus and unvested equity opportunities foregone at her previous employer upon joining Hill-Rom.  Starting in January of 2016, amounts shown are on a pro rata basis.

(7)	Ms. Rasin was elected Senior Vice President, Chief Legal Officer and Corporate Secretary effective January 1, 2016.

(8)	Mr. Solomon was elected Chief Operating Officer on November 17, 2014 and left the Company in November of 2016.

All Other Compensation for Fiscal Year 2016

	Company Contributions
Name	401(k) (a)	Supplemental 401(k) (a)	Relocation and Housing Costs (b)	Gross-up on Relocation and Housing (b)	Health & Welfare Benefits	Total All Other Compensation
Mr. Greisch	$18,550	$191,102	$0	$0	$18,701	$228,353
Mr. Strobel	$18,550	$40,927	$0	$0	$20,860	$80,337
Ms. Rasin	$17,350	$23,889	$52,905	$32,111	$16,741	$142,995
Mr. Shader	$18,550	$35,656	$95,000	$55,895	$23,987	$229,088
Mr. Solomon (c)	$18,550	$59,887	$0	$0	$23,447	$101,884

(a)
Amounts represent Company matching contributions to the NEO’s accounts in the applicable plans: 401(k) Savings Plan and 401(k) Savings Plan portion of the SERP, excluding the reduction for forfeiture of non-vested contributions.

(b)
Represents amounts Ms. Rasin was reimbursed by the Company for her relocation to Chicago during fiscal year 2016 and amounts Mr. Shader was reimbursed by the Company for his housing during fiscal year 2016 related to his relocation to Skaneateles, NY to serve as President of Front Line Care after the Welch Allyn acquisition.

(c)	Mr. Solomon left the Company in November of 2016.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2016

The following table summarizes the grants of plan-based awards to each of the NEOs for the fiscal year ended September 30, 2016. All equity awards granted during fiscal year 2016 were granted under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Grant Date	Actual Amount 2016	Min.	Target	Max.	Min.	Target	Max.	Shares or Stock Units (3)	Price of Option Awards (4)	Stock and Option Awards (5)

John J. Greisch	n.a.	$1,156,793	-	$1,133,000	$2,549,250
	11/16/2015					-	46,605	104,861			$2,354,019
	11/16/2015								23,303		$1,196,143
	11/16/2015								84,529	$51.33	$1,197,776

Steven J. Strobel	n.a.	$449,342	-	$366,750	$825,188
	11/16/2015					-	9,433	21,224			$476,461
	11/16/2015								4,717		$242,124
	11/16/2015					-			17,109	$51.33	$242,435

Deborah M. Rasin	n.a.	$217,090	-	$202,500	$455,625
	01/04/2016					-	8,327	18,736			$420,597
	01/04/2016								15,860		$750,019
	01/04/2016					-			4,164		$196,916
	01/04/2016								15,180	$47.29	$196,885

Alton E. Shader	n.a.	$464,269	-	$324,800	$730,800
	11/16/2015					-	8,509	19,145			$429,790
	11/16/2015								4,255		$218,409
	11/16/2015					-			15,432	$51.33	$218,671

Carlyn D. Solomon*	n.a.	$428,648	-	$504,000	$1,134,000
	11/16/2015					-	20,704	46,584			$1,045,759
	11/16/2015								10,352		$531,368
	11/16/2015					-			37,552	$51.33	$532,112
* Mr. Solomon left the Company in November of 2016.

1)
Amounts represent actual and the potential cash awards that could be paid under our Section 162(m) Incentive Plan, assuming that the Compensation and Management Development Committee exercises its negative discretion by reference to our STIC Plan.

2)
The amounts under the “Target” column reflect the number of PSUs granted to the NEOs on November 16, 2015. They represent the amount of shares the NEOs will receive if the target performance goals are met during the three-year performance period. Achievement of performance in excess of target goals will result in additional shares being received by the NEOs, up to the amounts in the “Maximum” column. Refer to the “Long-Term Equity Awards” section of the CD&A for further details.

3)
Amounts under this column represent stock options and RSU’s granted to our NEOs during fiscal year 2016. The exercise price for these stock options is the fair market value of our common stock on the grant date, as described in Footnote 4 below.

4)	The average of the high and low selling prices of our common stock on the NYSE on the grant date.

5)
The grant date fair values of stock and option awards granted to our NEOs are based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Outstanding Equity Awards at September 30, 2016

The following table summarizes the number and terms of stock options, deferred stock shares and PSUs outstanding for each of the NEOs as of September 30, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexcercisable	Option Grant Date (1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

John J. Greisch	207,987	0	1/8/2010	$23.92	1/8/2020
	147,679	0	11/16/2010	$38.81	11/16/2020
	189,162	0	11/29/2011	$30.63	11/29/2021
	90,287	30,096	11/13/2012	$26.94	11/13/2022
	40,398	40,399	11/18/2013	$41.53	11/18/2023	11/18/2013	24,160	$1,497,424
						12/12/2013	52,073	$3,227,494
	22,410	67,232	11/17/2014	$44.93	11/17/2024	11/17/2014	26,223	$1,625,308	77,684	$4,814,881
	0	84,529	11/16/2015	$51.33	11/16/2025	11/16/2015	23,606	$1,463,112	104,861	$6,499,300

Steven J. Strobel	5,322	15,968	11/17/2014	$44.93	11/17/2024	11/17/2014	6,229	$386,061	18,451	$1,143,611
	0	17,109	11/16/2015	$51.33	11/16/2025	11/16/2015	4,778	$296,164	21,224	$1,315,479

Deborah M. Rasin	0	15,180	1/4/2016	$47.29	1/4/2026	1/4/2016	20,217	$1,253,064	18,736	$1,161,242

Alton E. Shader	3,988	0	7/11/2011	$45.91	7/11/2021
	5,085	0	11/29/2011	$30.63	11/29/2021
	17,054	5,685	11/13/2012	$26.94	11/13/2022
	8,476	8,477	11/18/2013	$41.53	11/18/2023	11/18/2013	15,095	$935,616
	4,309	12,930	11/17/2014	$44.93	11/17/2024	11/17/2014	5,043	$312,562	14,940	$925,964
						9/1/2015	1,977	$122,558
	0	15,432	11/16/2015	$51.33	11/16/2025	11/16/2015	4,310	$267,156	19,145	$1,186,623

Carlyn D. Solomon*	8,964	26,893	11/17/2014	$44.93	11/17/2024	11/17/2014	48,163	$2,985,121	31,074	$1,925,953
	0	37,552	11/16/2015	$51.33	11/16/2025	11/16/2015	10,487	$649,965	46,584	$2,887,276
* Mr. Solomon left the Company in November of 2016.

1)	Unvested stock options based solely on continued employment will become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

2)	Unvested RSUs based solely on continued employment will vest in accordance with the following vesting schedules. The amounts include reinvested dividends.

Grant Date	Remaining Vesting Schedules (as of 9/30/2016)
1/4/2016	16,013 shares vest on 1/5/2018 and 4,204 shares vest on 1/5/2019
11/16/2015	Fully vest on 11/17/2018
9/1/2015	Fully vest on 9/2/2018
11/17/2014	Fully vest on 11/18/2017, except for Mr. Solomon, whose 18,837 shares vest on 11/18/2016 and 29,326 shares vest 11/18/2017.
12/12/2013	26,037 shares vest on 12/13/2016 and 26,037 shares vest on 12/13/2018
11/18/2013	Fully vest on 11/19/2016

3)	Market value is determined by multiplying the number of unvested RSUs and/or PSUs by $61.98, the closing price per share of our common stock on September 30, 2016.

4)
PSUs pursuant to the fiscal year 2015 – fiscal year 2017 and fiscal year 2016 – fiscal year 2018 programs.  Number of shares shown for fiscal year 2015 – fiscal year 2017 program is based on actual performance of free cash flow measure of 101% of target for fiscal year 2015 and maximum TSR modifier of 150% (total of 152% of target).  Number of shares shown for fiscal year 2016 – fiscal year 2018 program is based on maximum performance of free cash flow measure of 150% of target for fiscal year 2016 and maximum TSR modifier of 150% (total of 225% of target).

Option Exercises and Stock Vested In Fiscal Year Ended September 30, 2016

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2016 for the NEOs, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting

John J. Greisch	-	-	92,222	$5,398,683
Steven J. Strobel	-	-	-	-
Deborah M. Rasin	-	-	-	-
Alton E. Shader	-	-	18,617	$1,093,445
Carlyn D. Solomon (2)	-	-	18,918	$988,310

(1)
Stock awards vested pursuant to restricted stock units and performance share units granted in November 2012 (fiscal year 2013) and November 2013 (fiscal year 2014), respectively.  Amounts include dividends accrued and paid on the date of vesting.

(2)	Mr. Solomon left the Company in November of 2016.

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2016

Name	Plan (1)	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

John J. Greisch	SERP	-	$191,102	$101,627	None	$1,385,738
Steven J. Strobel	SERP	-	$40,927	$4,490	None	$78,954
Deborah M. Rasin	SERP	-	$23,889	$784	None	$24,673
Alton E. Shader	SERP	-	$35,656	$12,372	None	$158,511
Carlyn D. Solomon (4)	SERP	-	$59,887	$6,652	None	$112,228

1)
We maintain a 401(k) Savings Plan portion of the SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are limited under the Internal Revenue Code of 1986.  The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation and Management Development Committee, and they may annually receive an additional benefit of a certain percentage of their Compensation for such year.  “Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant's eligible compensation as determined under our STIC Program.  A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the NEO’s termination of employment (except for termination for cause, where the entire SERP is forfeited).

2)
Amounts represent earnings on the Registrant’s SERP balances for the fiscal year. The SERP Plan’s investment approach provides for investments mirroring the employee’s investment allocation under the 401(k).

3)
Of the amounts shown in this column related to the SERP, all of the following amounts represent Company contributions reported in the Summary Compensation Table of this proxy statement and previous proxy statements:

Name	Plan	Aggregate Contributions Reported in the Summary Compensation Table
John J. Greisch	SERP	$972,552
Steven J. Strobel	SERP	$75,538
Deborah M. Rasin	SERP	$23,889
Alton E. Shader	SERP	$92,297
Carlyn D. Solomon	SERP	$107,370

4)	Mr. Solomon left the Company in November of 2016.

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

The following tables set forth estimates of the amounts payable to each of our NEOs upon specified termination events, based upon a hypothetical termination date of September 30, 2016.

Event	Salary & Other Cash Payments	Accelerated Vesting of Stock Option and RSU Awards(2)	Continuance of Health & Welfare Benefits(3)	Limited Outplacement Assistance	Total
John Greisch
Permanent Disability(1)	$2,471,987	17,797,907	22,862		$20,292,756
Death	$1,739,985	17,797,907	22,862		$19,560,754
Termination Without Cause	$3,299,985	12,587,177	22,862	10,000	$15,920,024
Resignation With Good Reason	$3,299,985	12,587,177	22,862	10,000	$15,920,024
Termination for Cause	$83,192	12,587,177	-		$12,670,369
Resignation Without Good Reason	$1,239,985	12,587,177	-		$13,827,162
Retirement	$1,239,985	12,587,177	-		$13,827,162

Event	Salary & Other Cash Payments	Accelerated Vesting of Stock Option and RSU Awards(2)	Continuance of Health & Welfare Benefits(3)	Limited Outplacement Assistance	Total
Steven Strobel
Permanent Disability(1)	$1,871,392	2,473,970	19,296		$4,364,659
Death	$998,242	2,473,970	19,296		$3,491,509
Termination Without Cause	$987,242	-	19,296	10,000	$1,016,538
Resignation With Good Reason	$987,242	-	19,296	10,000	$1,016,538
Termination for Cause	$48,900	-	-		$48,900
Resignation Without Good Reason	$498,242	-	-		$498,242
Retirement	$498,242	-	-		$498,242

Event	Salary & Other Cash Payments	Accelerated Vesting of Stock Option and RSU Awards(2)	Continuance of Health & Welfare Benefits(3)	Limited Outplacement Assistance	Total
Deborah Rasin
Permanent Disability(1)	$2,693,452	1,992,165	14,952		$4,700,570
Death	$753,436	1,992,165	14,952		$2,760,554
Termination Without Cause	$590,936	-	14,952	10,000	$615,888
Resignation With Good Reason	$590,936	-	14,952	10,000	$615,888
Termination for Cause	$36,346	-	-		$36,346
Resignation Without Good Reason	$253,436	-	-		$253,436
Retirement	$253,436	-	-		$253,436

Event	Salary & Other Cash Payments	Accelerated Vesting of Stock Option and RSU Awards(2)	Continuance of Health & Welfare Benefits(3)	Limited Outplacement Assistance	Total
Alton Shader
Permanent Disability(1)	$3,558,396	3,532,032	21,246		$7,111,674
Death	$1,010,669	3,532,032	21,246		$4,563,947
Termination Without Cause	$974,669	-	21,246	10,000	$1,005,916
Resignation With Good Reason	$974,669	-	21,246	10,000	$1,005,916
Termination for Cause	$46,400	-	-		$46,400
Resignation Without Good Reason	$510,669	-	-		$510,669
Retirement	$510,669	-	-		$510,669

Event	Salary & Other Cash Payments	Accelerated Vesting of Stock Option and RSU Awards(2)	Continuance of Health & Welfare Benefits(3)	Limited Outplacement Assistance	Total
Carlyn Solomon(4)
Permanent Disability(1)	$2,579,090	7,044,266	21,246		$9,644,602
Death	$991,648	7,044,266	21,246		$8,057,160
Termination Without Cause	$1,121,648	-	21,246	10,000	$1,152,895
Resignation With Good Reason	$1,121,648	-	21,246	10,000	$1,152,895
Termination for Cause	$63,000	-	-		$63,000
Resignation Without Good Reason	$491,648	-	-		$491,648
Retirement	$491,648	-	-		$491,648

(1)
Benefits provided under our disability plans are based on various circumstances including the NEO meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third party insurance carrier.  The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table, short-term disability benefits are based on salary continuation for 26 weeks; long-term disability benefits are based on the lesser of 60% of the NEO's monthly earnings or $15,000 per month; and a 3.7% discount rate.

(2)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon permanent disability or death or the market value of all unvested RSUs and PSUs that would have vested immediately and been distributed upon permanent disability or death.  The amounts were calculated based on the closing stock price of $61.98 on September 30, 2016.

(3)
Amounts represent the dollar value of the incremental cost to Hill-Rom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

(4)	Mr. Solomon left the Company in November of 2016.

Termination Due to Death or Permanent Disability

In the event an NEO dies or suffers a permanent disability during the term of employment, the NEO will be immediately vested in the SERP.

Termination Without Cause or Resignation with Good Reason

Upon a termination by the Company without cause or a resignation for good reason, each NEO other than the CEO is eligible to receive severance pay of then-current base salary for twelve months, and the CEO is eligible to receive severance pay of then-current base salary for twenty-four months. Each NEO will be immediately vested in the SERP. Health and similar welfare benefits will continue on substantially the same terms and conditions as at the time of the termination until the earlier of (i) the end of twelve months or (ii) such time as the NEO is eligible to be covered by comparable benefits of a subsequent employer.

Termination For Cause or Resignation Without Good Reason

Upon a termination by the Company for cause or a resignation without good reason, an NEO will not receive a severance payment.

Retirement

Current NEOs who are at least 55 years old and with five years’ length of service are eligible for certain retirement benefits, including the accelerated vesting of outstanding time-based RSUs and stock options which have been held for at least one year, partial vesting of outstanding PSUs which have been held for at least one year, and for which performance objectives have been achieved, and the extension of the time period for exercising stock options for a period of up to three years.

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical change in control date of September 30, 2016, the change in control benefits with and without a termination of employment would be as follows:

								Acceleration of Stock Based Awards
Name	Salary	Incentive Comp.	Continuation of Health and Welfare Benefits	Vacation Benefits	Retirement Savings Plan Benefits	Limited Outplacement Assistance	Continuation of Term Life Insurance Coverage	Stock Options (1)	RSUs (2)	Performance Based Awards (3)	Total

John J. Greisch
With termination	$3,090,000	$1,133,000	$24,225	$83,192	$1,959,044	$10,000	$11,880	$3,927,264	$7,813,338	$6,057,306	$24,109,249
Without termination*

Steven J. Strobel
With termination	$571,419	$214,282	$16,747	$48,900	$78,954	$5,843	$3,046	$423,016	$627,168	$779,307	$2,768,682
Without termination*

Deborah Rasin
With termination	$900,000	$202,500	$28,372	$36,346	$24,673	$10,000	$2,760	$222,994	$1,253,050	$516,107	$3,196,802
Without termination*

Alton Shader
With termination	$928,000	$324,800	$27,066	$46,400	$158,511	$10,000	$1,200	$980,867	$1,637,892	$1,136,775	$5,251,511
Without termination*

Carlyn D. Solomon (4)
With termination	$1,260,000	$504,000	$25,266	$63,000	$112,228	$10,000	$5,160	$858,455	$3,635,127	$2,550,725	$9,023,961
Without termination*

* The Company does not have any single-trigger change in control agreements.

1)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would become immediately vested and exercisable upon a termination in connection with a change in control. The amounts were calculated based on the closing stock price of $61.98 on September 30, 2016, adjusted, as applicable, for Section 280G limitations, and assume that the options granted were cashed out on the hypothetical change in control date.

2)
The amounts indicated represent the intrinsic value of all unvested RSUs that would become immediately vested and exercisable upon a termination in connection with a change in control. The amounts were calculated based on the closing stock price of $61.98 on September 30, 2016 and adjusted, as applicable, for Section 280G limitations.

3)
The amounts indicated represent the intrinsic value of all unvested PSUs that would become immediately vested and exercisable upon a termination in connection with a change in control. The amounts were calculated based on the closing stock price of $61.98 on September 30, 2016 and adjusted, as applicable, for Section 280G limitations.

4)	Mr. Solomon left the Company in November of 2016.

Change in Control

In the event that a NEO other than the CEO is terminated in connection with a change in control, the NEO will receive a cash payment of two times the then-current annual base salary plus a sum equal to the amount of all accrued and unpaid vacation and business expenses; the CEO will receive a cash payment of three times the then-current annual base salary. Health and similar welfare benefits for NEOs other than the CEO will continue on substantially the same terms and conditions for twenty-four months (thirty-six months for the CEO). Life insurance benefits for NEOs other than the CEO will continue for a period of two years following the termination (three years for the CEO).

The NEO will receive a cash payment equal to the amount of short term incentive compensation which would be payable if the Company had achieved performance targets (at 100%) in effect for the year in which the termination occurred, and the NEO will receive accelerated vesting of certain equity awards. In addition to the benefits listed above, the CEO will also receive a cash payment for amounts accrued as of the date of the termination under the SERP and an additional amount equal to three times the amounts accrued for the twelve months immediately prior to the termination under the SERP.

Director Compensation

In setting non-employee director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program on an annual basis, with the assistance of the compensation consulting firm used by the Compensation and Management Development Committee. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director.

Non-Employee Director Compensation for Fiscal Year 2016

For fiscal year 2016, our non-employee directors (other than the Chair of the Board) received a quarterly cash retainer of $16,250; the Chair of the Board’s quarterly retainer was $33,750.  Committee members of the Audit, Compensation and Management and Development and Nominating/Corporate Governance Committees received a quarterly retainer in the amount of $3,125, $1,875 and $1,250, respectively.  Chairs of the Audit, Compensation and Management and Development and Nominating/Corporate Governance Committees received a quarterly retainer in the amount of $6,250, $5,000 and $3,750, respectively.   Committee members received a fee in the amount of $1,500 for each other committee meeting attended, in person or by telephone.  In addition, each non-employee director is, on the first trading day following the close of each annual meeting of the Company’s shareholders, awarded vested deferred RSUs valued at $160,000 ($200,000 in the case of the Chair of the Board).  Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six-month anniversary of the date that the applicable director ceases to be a member of the Board.  In fiscal year 2016 the annual grant consisted of 4,245 vested deferred RSUs for the Chair of the Board and 3,387 for each other non-employee director.  A new director may receive a pro-rata portion of the annual award representing time served during the fiscal year of during which the new director joined the Board.

Non-Employee Director Compensation for Fiscal Year 2017

Effective April 2017, upon consultation, analysis and recommendation of the Company’s independent compensation consultant, Exequity LLP, the Nominating/Corporate Governance Committee has recommended, and the Board has approved, an increase to the annual cash retainer for each of our non-employee directors and Chair by $10,000, and an increase to the annual equity retainer by $20,000 for each of our non-employee directors and Chair, with such increases to be effective as of April 1, 2017.  These increases are to ensure the Board is able to continue to attract and retain appropriately qualified candidates.  Exequity LLP provides the Nominating/Corporate Governance Committee with benchmarking to the Company’s peer groups.

Director Compensation Table For Fiscal Year Ended September 30, 2016

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Rolf A. Classon	$ 153,000	$ 200,059	-	$ 216	$ 353,275

William G. Dempsey	$ 72,500	$ 160,068	-	$ 216	$ 232,784

Stacy Enxing Seng	$ 72,500	$ 160,068	-	$ 216	$ 232,784

James R. Giertz	$ 72,500	$ 160,068	-	$ 216	$ 232,784

Charles E. Golden	$ 68,000	$ 160,068	-	$ 216	$ 228,284

William H. Kucheman	$ 80,500	$ 160,068	-	$ 216	$ 240,784

Ronald A. Malone	$ 93,000	$ 160,068	-	$ 216	$ 253,284

Eduardo R. Menascé	$ 77,500	$ 160,068	-	$ 216	$ 237,784

1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chair of each of our Audit Committee, Compensation and Management Development Committee, and Nominating/Corporate Governance Committee, the additional annual retainer is also included. For Mr. Golden, amounts include $30,000 of cash fees deferred into our RSUs.

2)
The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal year 2016, and do not include any common stock equivalent dividends accrued on the RSUs since the grant date.  The determination of this value was based on the methodology set forth in Notes 1 and 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2016.

As of September 30, 2016, our non-employee directors owned aggregate stock awards in the following amounts (in shares): Rolf A. Classon 74,871; William G. Dempsey 10,680; Stacy Enxing Seng 6,602; James R. Giertz 25,875; Charles E. Golden 53,338; William H. Kucheman 15,050; Ronald A. Malone 34,408; and Eduardo R. Menascé 38,142.

3)
Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal year 2016 on behalf of each director.

Equity Compensation Plan Information

The following table sets forth information concerning Hill-Rom's equity compensation plans as of September 30, 2016:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted Average exercise price of outstanding options, warrants and rights (1) (b)	Number of Securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) ( c)
Equity compensation plans approved by security holders	3,274,166	$37.31	3,918,513

Equity compensation not approved by security holders(2)(3)	7,634

Total	3,281,800	$37.31	3,918,513	(4)

1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. Dividends, payable in stock equivalents, accrue on the grants and are subject to the same specified terms as the original grants. Under this program, a total of 2,910 deferred shares will be issuable at a future date.

3)
Members of the Board may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors' Deferred Compensation Plan, which has not been approved by shareholders. Under this program, a total of 4,724 deferred shares will be issuable at a future date.

4)	Amount consists of 3,585,389 shares available for issuance under our Stock Incentive Plan and 333,124 shares available for purchase under our Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2016.  Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners, except that due to administrative errors by the Company, each of the following reporting persons failed to timely file one transaction report (for a total of six (6) total transaction reports): (i) Andreas Frank, (ii) John Greisch, (iii) Richard Keller, (iv) Susan Lichtenstein, (v) Carlyn Solomon and (vi) Alton Shader. Each of the aforementioned reporting persons did report their respective transaction in their respective year-end report on Form 5, which were all timely filed.

HILL-ROM HOLDINGS, INC. Two Prudential Plaza 180 North Stetson Avenue, Suite 4100 Chicago, IL 60601
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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees

01 Rolf A. Classon 02 William G. Dempsey 03 Mary Garrett 04 James R. Giertz 05 Charles E. Golden
06 John J. Greisch 07 William H. Kucheman 08 Ronald A. Malone 09 Nancy M. Schlichting 10 Stacy Enxing Seng

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2 To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named excecutive officers.			☐	☐	☐

3 Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2017.			☐	☐	☐

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders: The Combined Document is/are available at www.proxyvote.com

PROXY

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Rolf A. Classon and John J. Greisch, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on March 14, 2017, and any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on March 14, 2017

HILL-ROM HOLDINGS, INC.
Meeting Information

Meeting Type: Annual Meeting
For holders as of: January 09, 2017
Date: March 14, 2017               Time: 10:00AM CDT
Location:  Two Prudential Plaza
                   180 North Stetson Avenue, Suite 1630
                   Chicago, IL 60601

HILL-ROM HOLDINGS, INC. Two Prudential Plaza 180 North Stetson Avenue, Suite 4100 Chicago, IL 60601
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Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

01 Rolf A. Classon	02 William G. Dempsey	03 Mary Garrett	04 James R. Giertz	05 Charles E. Golden
06 John J. Greisch	07 William H. Kucheman	08 Ronald A. Malone	09 Nancy M. Schlichting	10 Stacy Enxing Seng

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named excecutive officers.

3	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2017.

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.